Exhibit 10.2

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (“Amendment”) is made and entered into as of August 11, 2025, by and between JackieO, LLC, a Wyoming limited liability company ("Landlord" or “JackieO”) and Atara Biotherapeutics, Inc., a Delaware corporation (“Tenant”). The effectiveness of this Amendment is contingent upon the legal transfer of ownership of the Building from current owner and landlord, ARE-LA Region No. 2, LLC, a Delaware limited liability company (“ARE”) to JackieO, currently expected to close escrow on November 13, 2025.

WHEREAS, on or about March 17, 2021 a written lease was entered into by and between ARE and Tenant relating to certain real property and improvements located at 1280 Rancho Conejo Boulevard, Thousand Oaks, California 91320 (“Lease”), and identified with the Lease as the "Premises", and

WHEREAS, the Lease term for the Premises was for 125 months, and included 4 Suites and a warehouse space known as Suite 5, together with the use of certain common areas within and without the building, including but not limited to interior hallways, glass wash room, transformer room, facility storage room, receiving area, mechanical yard, janitor’s room, lactation room, and an outdoor break area (collectively “Common Areas”), and

WHEREAS, Tenant has recently expressed a desire to Landlord to reduce the size of the Premises, and

WHEREAS, the Landlord and Tenant now desire to amend said Lease to address this request by Tenant, and to address certain Landlord considerations, and

WHEREAS, ARE and Tenant have not previously amended said Lease,

NOW, THEREFORE, for good and valuable consideration well known to Landlord and Tenant, the receipt and suﬃciency of which is hereby acknowledged, the parties mutually agree to make the following additions and modiﬁcations to the Lease:

1.
The description of the Premises is modified as follows: Suites 1 and 2(A.1), and 800-1000 USF storage (A.2) (“Storage Space”), as reflected on the diagram attached hereto as Exhibit “A”, and incorporated herein. Tenant shall vacate Suites 3, 4 and 5, and the newly designated Common Areas within the Building marked C.1, C.2, C.3, C.4, MY1, and MY2 (collectively, the “Returned Premises”) and surrender possession thereof to Landlord in broom clean condition with all Removable Installations and Tenant’s Property removed on or before 11am on November 13, 2025 (“Returned Premises Termination Date”). Notwithstanding anything contained in the Lease to the contrary, and subject to the foregoing sentence, Landlord shall accept the Returned Premises in its “AS-IS” and “WHERE-IS” condition as of the Returned Premises Surrender Date irrespective of any requirements set forth in the Lease and agrees that Landlord shall have no claims whatsoever against Tenant with respect to the Returned Premises, with the exception of anything that Tenant conceals and does not disclose to Landlord, which are expressly reserved and not released. The parties agree that this Amendment fully and finally releases and forever resolves the matters released herein as it relates to the Returned Premises, and the parties, individually and collectively, hereby waive all benefits under Section 1542 of the California Civil Code, as well as under any other statutes or common law principles of similar effect. The parties acknowledge having read and understood Section 1542, which states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

2.
Common Areas within the Building over which Tenant shall have non-exclusive use with Landlord and other tenants shall include the areas marked C.1, C.2, C.3, C.4, MY 1, and MY 2 on the diagram attached hereto as Exhibit “A”.
3.
Base Rent is modified as follows: As of November 13, 2025, Base Rent for the area marked A.1 (Suites 1 and 2) shall continue to be $4.64 per rental square foot and Base Rent for the area marked A.2 (Storage Space) shall readjust to $3.06 per rentable square foot, up until the next anniversary Rent Commencement Date of January 29, 2026, and then, subject to adjustment pursuant to the modified version of Section 4 set forth within this Amendment (See Paragraph 10 below). Notwithstanding anything to the contrary in the Lease or this Amendment, the Rent Commencement Date for Tenant to begin paying Rent as to the Storage Space (A.2) shall begin on the date of Substantial Completion (as defined below), and delivery by Landlord, of the Storage Space to Tenant.
4.
A substantially completed space is one that is complete in a good and workmanlike manner, except for normal punchlist work items of a non-material nature that do not interfere with the use of the Storage Space, and otherwise has been approved for occupancy by the governing governmental agency (“Substantial Completion”).
5.
Rentable Area of Premises is modified as follows: 12,750 RSF (A.1 – 11,748 RSF and A.2 – 1001 RSF1)
6.
Rentable Area of the Building is modified as follows: 36,034 RSF
7.
Tenant’s Share of Operating Expenses of Building is modified as follows: 35.4% effective November 13, 2025
8.
Tenant and Landlord acknowledge that Paragraphs 5, 6, and 7 above will be updated upon Substantial Completion of the Storage Space to reflect the actual rentable square feet of the Premises.
9.
Landlord Address is modified to:
•
For Rent Payment to Landlord:

AP@20Bloc.com

Copy to:

Hubert Ho, Manager

JackieO LLC

365 E. Avenida De Los Arboles, #1010

Thousand Oaks, California 91360

•
For Notice to Landlord:

Hubert Ho, Manager

JackieO LLC

365 E. Avenida De Los Arboles, #1010

Thousand Oaks, California 91360

E-mail: hho@20bloc.com

10.
Section 4(a) of the Lease is modified as follows: Deleting Section 4(a) of the Lease in its entirety and replacing it with the following: “Base Rent shall be adjusted upwards 3% annually on the anniversary of the Rent Commencement Date. Base Rent, as so adjusted, shall thereafter be due as provided herein. Base Rent adjustments for any fractional calendar month shall be prorated.”
11.
Section 4(b) of the Lease is modified as follows: All Allowances provided for under Section 4(b) of the Lease and the Work Letter (Exhibit “C” to the Lease) have been fully satisfied by ARE and this Section is of no further force and affect. Furthermore, this shall confirm that all Tenant Improvements identified within the Work Letter (Exhibit “C” to the Lease) have been completed.
12.
Section 5 of the Lease is modified as follows: Deleting only the first full paragraph of Section 5 in its entirety and replacing it with the following: Landlord shall deliver to Tenant a written estimate of Operating Expenses for each calendar year during the Term (the “Annual Estimate”), which may be revised by Landlord from time to time during such calendar year (but no more than twice in any calendar year). Commencing on November 13, 2025, and continuing thereafter on the first day of each month during the Term, Tenant shall pay to Landlord 1/12th of Tenant’s Share of the Annual Estimate. Payments for any fractional calendar month shall be prorated.
13.
Section 10 regarding parking is modified to reduce the number of unreserved parking spaces for Tenant from 131 to 47 based upon the same formula set forth within Section 10, due to the reduction in rented space identified within this Amendment.
14.
Tenant is advised that it is Landlord’s current intent to submeter the electrical utility, (in accordance with Section 11 of the Lease), and to perform other capital improvements related to its taking back and reletting of those areas of the Building denoted as B.1, B.2, B.3 and B.4, at Landlord’s expense.
15.
Landlord’s Obligation to provide, repair and maintain as set forth with Sections 11 and 13 of the Lease shall include, in addition to those things already referenced within section 11 and 13 of the Lease, the following, which shall also be treated as Operating Expenses:
•
CO2 System

1 Subject to confirmation and adjustment following completion of the construction work.

•
UPS maintenance and charge back costs
•
Vacuum lines/pressure lines
•
Security Cameras (externally and in Common Areas only)
•
Pest control
•
Building BMS
•
Annual building fire suppression system testing and maintenance
•
Water filtration system for the building
•
Boilers
•
Autoclave
•
Maintenance of the IT requirements (internet) located in the MPOE room. 20Bloc will control the MPOE room and that is where the main internet comes into the building from the street.
•
Local, state, and federal permitting requirements for equipment located in the shared spaces and equipment yard (hazmat, APCD, OSHA pressure vessel certification, fire marshal, etc.).
16.
Subject to Section 11 with respect to Common Areas, Landlord and Tenant confirm that Tenant shall pay for and be responsible for its own trash removal, janitorial services, HVAC filters, internet services for the Premises and all permits required to operate their business, and any badge access system within A.1 and A.2.
17.
Storage Space – Landlord agrees to pay for and have constructed at Landlord’s expense (outside of Operating Expenses) the Storage Space within the existing Atara Break Room area (A.2) in accordance with the Work Letter attached to this Amendment as Exhibit “B”. In the interim, at the option of the Tenant upon giving 60 days prior written notice, Landlord agrees to provide climate controlled temporary storage of up to 1,000 sq. ft (500 sq ft per suite) in a reasonable location near the Building for Tenant’s use until the Storage Space is delivered. The Tenant agrees to pay Landlord the actual out-of-pocket expenses, up to a maximum of $3.06/SF/mo., for this temporary storage, with any excess cost being the responsibility of the Landlord (“Temp Storage Costs”). If Landlord is unable to provide the temporary storage near the Building, due to governmental permitting, C, C & R restrictions, law, or because of causes otherwise outside of the control of Landlord, Tenant’s sole remedy will be to request Landlord to provide offsite storage of similar quality within a reasonable time at the Temp Storage Cost until the Storage Space is Substantially Complete, or until Tenant in writing advises Landlord it no longer desires to have the rented storage space, whichever is shorter.
18.
The second paragraph of Section 31 is hereby deleted in its entirety and replaced as follows:

Notwithstanding the foregoing, if any claimed Landlord default hereunder will immediately, materially and adversely affect Tenant’s ability to conduct its business in the Premises (a “Material Landlord Default”), Tenant shall, as soon as reasonably possible, but in any event within 5 business days of obtaining knowledge of such claimed Material Landlord Default, give Landlord written notice of such claim which notice shall specifically state that a Material Landlord Default exists and telephonic notice to Tenant’s principal contact with Landlord. Landlord shall then have 3 business days to commence cure of such claimed Material Landlord Default and shall diligently prosecute such cure to completion. If such claimed Material Landlord Default is not a default by Landlord hereunder, or if Tenant failed to give Landlord the notice required hereunder within 5 business days of learning of the conditions giving rise to the claimed Material Landlord Default, Landlord shall be entitled to recover from Tenant, as Additional Rent, any costs incurred by Landlord in connection with such cure in excess of the costs, if any, that Landlord would otherwise have been liable to pay hereunder. If Landlord fails to commence cure of any claimed Material Landlord Default as provided above, Tenant may commence and prosecute such cure to completion using fully licensed and insured contractors/vendors, provided that it does not affect any Building Systems affecting other tenants, the Building structure or Common Areas, and shall be entitled to recover the costs of such cure that would have not otherwise been payable under this Lease as part of Operating Expenses (but not any consequential or other damages) from Landlord by way of reimbursement from Landlord with no right to offset against Rent, to the extent of Landlord’s obligation to cure such claimed Material Landlord Default hereunder, subject to the limitations set forth in this Lease. Landlord shall have the right not to reimburse Tenant as provided for in the preceding sentence and instead dispute Tenant’s entitlement to reimbursement, Tenant s right to perform such repairs and/or maintenance and/or the amount being requested by Tenant. If Landlord elects, in the exercise of its good faith reasonable discretion, to dispute any of the foregoing matters, Landlord shall notify Tenant in writing of the nature of such dispute within 30 days after receipt of Tenant s written request for reimbursement. Landlord and Tenant shall meet and discuss the dispute and if Landlord and Tenant fail to reach a resolution of the dispute within 15 days after their meeting, the dispute shall be resolved by arbitration by a single arbitrator with the qualifications and experience appropriate to resolve the matter and appointed pursuant to and acting in accordance with the rules of the American Arbitration Association. If the arbitrator decides in favor of Tenant, then Landlord shall promptly pay the amount of any award to Tenant. If either party is determined by the arbitrator to be the prevailing party, then such party shall be entitled to have its reasonable attorneys’ fees and costs in connection with such arbitration paid by the other party. If Landlord has not paid to Tenant within 30 days, and so long as Tenant is not in Default under this Lease, then Tenant shall have the right to set off against the next monthly payments of Base Rent the amount of the award.

19.
Section 39 pertaining to Tenant lease extensions is deleted in its entirety from the Lease.
20.
Tenant agrees that Landlord may seek to have the signage on the exterior of the building (Atara Bio) removed at Tenant’s expense as soon as reasonably possible subsequent to November 13, 2025 using a third party selected by Landlord. Separately, Landlord will use its best efforts to secure spaces on the monument sign located near the front of the Building for Tenant (and its subleasees, if any), as soon as reasonably possible after escrow closing at no cost to Tenant. Landlord advises, and Tenant understands, that approval of the use of the monument sign for Atara rests solely with the Association for the Project, and Landlord’s inability to secure access to the monument sign for Atara shall not make this Amendment void or voidable.
21.
Tenant agrees to be fully financially responsible for all commissions and costs incurred in retaining any consultant, contractors, or real estate broker/agents engaged by Tenant to assist Tenant in the negotiation of this Amendment or any of the attached exhibits.
22.
The Amendment shall not be construed against the party preparing it, but shall be construed as if all parties jointly prepared this Amendment, and any uncertainty and ambiguity shall not be interpreted against any one party. Signatures to this Amendment accomplished by means of electronic signature or similar to technology shall be legal and binding.

All others terms and conditions of this Lease shall remain unchanged and shall continue in full force and effect except as specifically amended herein.

EXECUTED as of the day and year first above written.

Lessor

JackieO, LLC

a Wyoming limited liability company

By: ___/s/ Hubert Ho_____________________________

Name Printed: Hubert Ho

Title: Manager

Lessee

Atara Biotherapeutics, Inc.

a Delaware corporation

By: __/s/ Michael Menguito____________________

Name Printed: Michael Menguito

Title: VP Chief People Officer

A.1
C.2
B.1
B.1
C.1
A.2
B.3
C.4
MY 1
B.2
C.3
B.4
MY 2

BAM Creative
20Bloc / 1280 Rancho Conejo Blvd, Thousand Oaks, CA 91320
BOMA 2024 Calculations & Analysis / 08.06.2025
Architecture / Branding+Digital / Interior Design / Strategic Action

EXHIBIT B

TO FIRST AMENDMENT TO LEASE

W ORK LETTER

THIS WORK LETTER dated August 11, 2025 (“Work Letter” ) is made and entered into by and between JACKIEO, LLC, a Wyoming limited liability company (“Landlord”), and ATARA BIOTHERAPEUTICS, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of the First Amendment to Lease dated August 11, 2025 (the “Amendment”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease. It being understood that JackieO is in escrow to purchase the building located at 1280 Rancho Conejo Boulevard, within which Atara is currently located and under lease with ARE, and that escrow is slated to close November 13, 2025. This Work Letter is expressly conditioned upon JackieO closing escrow and becoming fee title owner of the 1280 Building.

1.
General Requirements.

(a)
Tenant’s Authorized Representative. Tenant designates Michael Menguito (“Tenant’s Representative”) as the only person authorized to act for Tenant pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord. Neither Tenant nor Tenant’s Representative shall be authorized to direct Landlord’s contractors in the performance of Landlord’s Work (as hereinafter defined).

(b)
Landlord’s Authorized Representative. Landlord designates Hubert Ho (“Landlord’s Representative” ) as the only person authorized to act for Landlord pursuant to this Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant. Landlord’s Representative shall be the sole persons authorized to direct Landlord’s contractors in the performance of Landlord’s Work.

(c)
Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that Landlord will select the general contractor, the architect, any other designers or engineers necessary, and any subcontractors which shall be licensed and insured for the Landlord’s Work as hereinafter described.

(d)
To the extent there is any conflict between this Work Letter and the Amendment, the Amendment shall take precedence.

2.
Storage Space and Space Splitting Work Improvements by Landlord.

(a)
Storage Space Improvements

Landlord has agreed to have constructed an onsite storage space of approximately 800-1000 USF for use by Suites 1 and 2 by converting the existing Break Room area (A.2) (“Storage Space”). An architect has been engaged for this project and is currently working through schematic design. Landlord shall deliver to Tenant for review and approval the schematic design, construction plans, specifications and drawings for the Storage Space, only in the event the Storage Space is going to substantially deviate from the 800-1000SF size, location (A.2), or specifics set forth herein, and in that instance, Tenant’s approval shall not be unreasonably withheld. Landlord expects the finished storage to be constructed within the existing Atara Break Room area (A.2) with construction and conditions consistent with typical HVAC climate controlled warehouse spaces in similar buildings. Landlord expects to construct a demising wall between the existing break room and kitchenette area.

Based on the current indicative schedule Landlord is estimating this work to be completed by January 31, 2026. The final location and size of the Storage Space must be approved by any applicable governmental agencies(and to the Tenant to the extent Subsection 2a. above is triggered) , and this process has commenced.

(b)
Splitting Spaces Between Atara and Improvements

As part of the transfer of ownership of the Building, Landlord expects to make minor modifications to the space to separate Suites 1 and 2 from 3, 4 and 5 at Landlord’s expense (outside of Operating Expenses) . These include the following: Landlord will have constructed two (2) doorways/doors to provide controlled access to both areas from building common areas. This will be located between the common corridor C1 and A1 and C1 and B1. This work is estimated to be completed by January 31, 2026. Landlord will keep Tenant informed of the status of this work and take into consideration Tenant’s input during the design process directly impacting Tenant’s Premises.

(c)
Cost of the Improvements. Landlord agrees to be responsible for all costs of the Storage Space, including without limitation, to design, permit/inspect, and build the Storage Space in accordance with approved plans pursuant to Section 2(a) above (and which costs will not be treated as Operating Expenses). Landlord shall be responsible for the cost to design, permit/inspect and build the Space Splitting, (and which costs will not be treated as Operating Expenses) in accordance with the Lease.

(d)
The work identified with Subsection 3(a) and (b) above shall be considered “Landlord’s Work”.
(e)
Splitting of Utilities. For informational purposes only, and not to be considered part of Landlord’s Work in connection with this Work Letter, Landlord provides the following:

• Landlord intends to submeter electrical to both Atara and 20Bloc respective Premises within the Building to allow the Landlord to bill Tenants separately for usage within their respective Premises, and for the remaining utilities to be addressed in accordance with Section 11 of the Lease. This work is estimated to take place in the second quarter of 2026, and Landlord will provide Tenant with at least 14 days’ notice of the start of this work.

• Landlord is still investigating the submetering of gas, water, and sewer within the space with its architect but expects this to be impractical without major modifications which would impact the use of the tenant suites. Landlord currently expects these utilities will be left as is and Tenant will be charged for its pro rata share of usage as per the Lease. (“Space and Utility Splitting”).

3.
Approval, Commencement, Construction, and Completion.

(a)
Approval, Commencement, and Completion. It is hereby acknowledged by Landlord and Tenant that the scope, drawings and specifications must be approved by the applicable governmental agencies (and to the Tenant to the extent Subsection 2a. above is triggered) prior to, and contingent to construction, and that Landlord will use its best efforts to obtain these approvals as soon as reasonably possible following the close of escrow and transfer of title to Landlord. Landlord shall have the Storage Space Improvement work commenced within 30 days following approval of the governmental agencies responsible for the work, or 30 days from close of escrow, whichever is later, and assuming no delays as addressed in Section 3(c) below. Completion of the Storage Space is expected to occur on or Before January 31, 2026. Tenant’s taking possession of the Storage Space shall be conclusive evidence that Tenant has accepted it.

(b)
Selection of Materials. Landlord shall select the materials to be used in the construction process at Landlord’s reasonable discretion. As to all building materials and equipment that Landlord is obligated to supply under this Work Letter, Landlord shall select the manufacturer thereof in its reasonable discretion.

(c)
Delay in Completion of Storage Space Improvement. Except as otherwise provided in the Amendment, delivery of the Storage Space shall occur when the Storage Space Improvements in the applicable portion of the Premises/Property has been Substantially Completed (as defined above), except to the extent that completion of the Storage Space Improvements shall have been actually delayed by causes beyond the reasonable control of Landlord.

(d)
Landlord’s Inability to Deliver Storage Space. If Landlord fails to deliver the Storage Space by January 31st, 2026, or in the location or size as planned, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and the Lease and this Amendment shall not be void or voidable. If Landlord is unable to provide the Storage Space, within a reasonable period of time, in the size or location as planned, or at all, due to governmental permitting, C, C & R restrictions, law, or because of causes otherwise outside of the control of Landlord, Tenant’s sole remedy is to request Landlord to provide offsite storage of similar quality within a reasonable time at the Temp Storage Costs until the Storage Space is Substantially Complete, or until Tenant in writing advises Landlord it no longer desires to have the rented storage space, whichever is shorter.

(e)
Furniture, Equipment, and Personal Property. Notwithstanding anything to the contrary contained herein, in no event shall Landlord be required to pay for any furniture, personal property, fixtures, specialized equipment, other non-Building system materials or equipment, including, but not limited to, Tenant's voice or data cabling, non-ducted biological safety cabinets and other scientific equipment.

(f)
Tenant's Access Rights. Tenant shall not have any access rights to the Storage Space improvement prior to turnover by Landlord, without Landlord’s express approval.

(g)
No Interference. Neither Tenant nor any Tenant Party (as defined in the Lease) shall interfere with the performance of Landlord's Work, nor with any inspections or issuance of final approvals by applicable governmental agencies, and upon any such interference, Landlord shall have the right to exclude Tenant and any Tenant Party from the areas of construction at the Building or Property until Substantial Completion of Landlord's Work.

4.
Miscellaneous.

(a) Consents. Whenever consent or approval of either party is required under this Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, unless expressly set forth herein to the contrary.

(b)
Modification. No modification, waiver or amendment of this Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

(c)
No Default Funding. In no event shall Landlord have any obligation perform any Landlord's Work during any period that Tenant is in default under the Lease or Amendment (beyond any applicable notice and cure periods).